Exhibit 12.1

Fulton Financial Corporation

Statement Re: Computation of Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	3 Months Ended	3 Months Ended	Years Ended December 31,
	3-31-14	3-31-13	2013	2012	2011	2010	2009

Income before income taxes	$56,017	$50,967	$212,925	$217,446	$196,411	$172,741	$89,332
Interest expense, including interest on deposits	19,227	21,678	82,495	103,168	133,538	186,627	265,513

Amortization of debt discount (premium) and expense, including amounts capitalized	83	79	315	297	280	265	250

Estimated interest component of net rental expense (one-third of rental expense)	1,472	1,616	6,202	6,301	6,026	5,898	6,089

Earnings	76,799	74,340	301,937	327,212	336,255	365,531	361,184

Interest expense, including interest on deposits	19,227	21,678	82,495	103,168	133,538	186,627	265,513

Amortization of debt discount (premium) and expenses, including amounts capitalized	83	79	315	297	280	265	250

Estimated interest component of net rental expense (one-third of rental expense)	1,472	1,616	6,202	6,301	6,026	5,898	6,089

Fixed charges, excluding preferred stock dividends and discount accretion	$20,782	$23,373	$89,012	$109,766	$139,844	$192,790	$271,852

Preferred stock dividends and discount accretion	—	—	—	—	—	16,303	20,169

Fixed charges, including preferred stock dividends and discount accretion	$20,782	$23,373	$89,012	$109,766	$139,844	$209,093	$292,021

Consolidated Ratio of Earnings to Fixed Charges (including interest on deposits)	3.70	3.18	3.39	2.98	2.40	1.90	1.33

Consolidated Ratio of Earnings to Combined Fixed Charges and Preference Dividends (including interest on deposits)	3.70	3.18	3.39	2.98	2.40	1.75	1.24

Income before income taxes	$56,017	$50,967	$212,925	$217,446	$196,411	$172,741	$89,332

Interest expense, excluding interest on deposits	11,331	11,277	45,725	46,273	50,455	64,268	84,687

Amortization of debt discount (premium) and expenses, including amounts capitalized	83	79	315	297	280	265	250

Estimated interest component of net rental expense (one-third of rental expense)	1,472	1,616	6,202	6,301	6,026	5,898	6,089

Earnings	68,903	63,939	265,167	270,317	253,172	243,172	180,358

Interest expense, excluding interest on deposits	11,331	11,277	45,725	46,273	50,455	64,268	84,687

Amortization of debt discount (premium) and expenses, including amounts capitalized	83	79	315	297	280	265	250

Estimated interest component of net rental expense (one-third of rental expense)	1,472	1,616	6,202	6,301	6,026	5,898	6,089

Fixed charges, excluding preferred stock dividends and discount accretion	12,886	12,972	52,242	52,871	56,761	70,431	91,026

Preferred stock dividends and discount accretion	—	—	—	—	—	16,303	20,169

Fixed Charges, including preferred stock dividends and discount accretion	$12,886	$12,972	$52,242	$52,871	$56,761	$86,734	$111,195

Consolidated Ratio of Earnings to Fixed Charges (excluding interest on deposits)	5.35	4.93	5.08	5.11	4.46	3.45	1.98

Consolidated Ratio of Earnings to Combined Fixed Charges and Preference Dividends (excluding interests on deposits)	5.35	4.93	5.08	5.11	4.46	2.80	1.62